Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER APPOINTS ANDREW HIDER CHIEF EXECUTIVE OFFICER

DEERFIELD, Ill., JULY 7, 2025 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced the appointment of Andrew Hider as president and chief executive officer (CEO), and a member of its board of directors. Mr. Hider will assume his responsibilities at Baxter no later than Sept. 3, 2025, or an earlier date pending completion of his current employment commitments. Brent Shafer, who has served as chair and interim CEO since February 2025, will then transition to independent chair of the Baxter Board.

Since 2017, Mr. Hider has served as CEO of ATS Corporation (TSX and NYSE: ATS), an industry-leading provider of advanced automation solutions for companies in the life sciences, food and beverage, transportation, consumer products, and energy industries. Under Mr. Hider’s leadership, ATS has optimized its portfolio by strategically shifting investments towards higher-growth end markets, while also delivering meaningful margin improvement. Over a five-year period ending with the company’s last fiscal year, ATS’s adjusted revenues have nearly doubled, representing a low-to-mid teens CAGR (compound annual growth rate) and similar adjusted EBITDA CAGR over the same period1. Since Mr. Hider’s appointment in 2017, ATS’s stock price has more than tripled on the TSX, significantly outperforming major indices over the same period.

Like Baxter, ATS is a global, diversified, customer-centric company with a broad scale and range of capabilities. As of 2025, ATS operates 65+ manufacturing facilities globally. ATS’s largest end-market is now its life sciences segment where its teams play a critical role enabling the development of automation solutions for medical devices, diagnostic, pharmaceutical, and laboratory operations.

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Source: ATS Investor Presentation (May 2025). Data is subject to disclaimers set forth in the presentation, including regarding non-lnternational Financial Reporting Standards measures used in this sentence.

“Andrew is an exceptional leader with a strong track record of operational excellence, disciplined execution and innovation. We are excited that he will be Baxter’s next CEO,” said Mr. Shafer. “Andrew’s leadership at global, diversified companies underscores his ability to manage complex operations and generate value for shareholders while maintaining a focus on quality and important customer-centric missions. We are confident he is the right executive to lead Baxter into its next chapter.”

“I am energized by Baxter’s mission-driven culture and strong legacy of creating medically essential products that help address patients’ and customers’ most pressing needs,” said Mr. Hider. “Baxter has undergone a significant transformation over the last few years, refocusing the company and better positioning it for the future. I look forward to partnering with the Board and working alongside my talented future colleagues to accelerate innovation, further enhance our performance and redefine healthcare delivery while driving sustainable, long-term growth.”

About Andrew Hider

Andrew Hider brings 25 years of cross-industry experience and global expertise, a growth orientation and an operationally focused, people-centric leadership approach to Baxter. Since 2017, Mr. Hider has served as CEO and a director of ATS, an industry-leading automation solutions provider for multinational customers in markets including life sciences, food and beverage, transportation, consumer products, and energy. Mr. Hider previously served as president and CEO of the Taylor Made Group, LLC, a global leader in the supply of products and systems for marine, transportation, agriculture, and construction markets. Before Taylor Made, Mr. Hider spent 10 years at Danaher Corporation, a leading global life sciences and diagnostics innovator, in various leadership roles, including as president of Veeder-Root, a global supplier of automated tank gauges. Mr. Hider began his career with General Electric Co. in 2000, concluding his six-year tenure as president and general manager of GE Tri-Remanufacturing. In addition, he serves as a member of the board of Tennant Company, which designs, manufactures and sells cleaning products used primarily for non-residential surfaces. Mr. Hider holds a bachelor’s degree in interdisciplinary engineering and management and an MBA from Clarkson University.

About Baxter

At Baxter, we are everywhere healthcare happens – and everywhere it is going, with essential solutions in the hospital, physician’s office and other sites of care. For nearly a century, our customers have counted on us as a vital and trusted partner. And every day, millions of patients and healthcare providers rely on our unmatched portfolio of connected solutions, medical devices, and advanced injectable technologies. Approximately 38,000 Baxter team members live our enduring Mission: to Save and Sustain Lives. Together, we are redefining how care is delivered to make a greater impact today, tomorrow, and beyond. To learn more, visit www.baxter.com and follow us on X, LinkedIn and Facebook.

Media Contact

Stacey Eisen, (224) 948-5353

media@baxter.com

Investor Contact

Clare Trachtman, (224) 948-3020

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